Exhibit 99.1

News From

Walgreen Co. Corporate Communications ● 200 Wilmot Road ● Deerfield, Ill. 60015 ● (847) 315-2500

Contact:	Tiffani Washington (847) 315-2925

FOR IMMEDIATE RELEASE	http://news.walgreens.com
Walgreens Announces Largest Increase to Quarterly Dividend in Company’s History and New $2 Billion Share Repurchase Program
Company completes previous $1 billion repurchase program announced in October 2010
     DEERFIELD, Ill., July 13, 2011 — The board of directors of Walgreen Co. (NYSE, NASDAQ: WAG) today increased the quarterly dividend 28.6 percent — the largest quarterly dividend increase in the company’s 110-year history — to 22.5 cents per share from the previous rate of 17.5 cents per share. The dividend is payable Sept. 12, 2011, to shareholders of record Aug. 19, 2011. The dividend increase raises the annual rate from 70 cents per share to 90 cents per share.
     The board also authorized a new $2 billion share repurchase program, which will expire Dec. 31, 2015.
     The company also announced that it has completed the $1 billion share repurchase program announced in October 2010.
     “This is our third share repurchase program announced since October 2009. Since then, we have completed $3 billion in share repurchases and paid $1.1 billion in dividends to shareholders,” said Walgreens President and CEO Greg Wasson. “We have continued to deliver on our commitment to return cash to our shareholders consistent with our capital policy guidelines.”
     Under those guidelines, Walgreens is committed to maintaining a strong balance sheet and financial flexibility, investing in core strategies and related strategic opportunities, and returning surplus cash to shareholders in the form of dividends and share repurchases over the long term.
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     Walgreens has paid a dividend in 315 straight quarters (more than 78 years) and has now raised its dividend for 36 consecutive years. Since the beginning of fiscal year 2007, Walgreens annual dividend rate has increased from 31 cents per share to 90 cents per share, resulting in a compound annual growth rate of 23.8 percent.
About Walgreens
Walgreens (www.walgreens.com) is the nation’s largest drugstore chain with fiscal 2010 sales of $67 billion. The company operates 7,733 drugstores in all 50 states, the District of Columbia and Puerto Rico. Each day, Walgreens provides nearly 6 million customers the most convenient, multichannel access to consumer goods and services and trusted, cost-effective pharmacy, health and wellness services and advice in communities across America. Walgreens scope of pharmacy services includes retail, specialty, infusion, medical facility and mail service, along with respiratory services. These services improve health outcomes and lower costs for payers including employers, managed care organizations, health systems, pharmacy benefit managers and the public sector. Take Care Health Systems is a Walgreens subsidiary that is the largest and most comprehensive manager of worksite health and wellness centers and in-store convenient care clinics, with more than 700 locations throughout the country.
     (Please note: Stock exchanges typically set the ex-dividend date two business days before the shareholder-of-record date. This means if you purchase stock on the ex-dividend date or after, you will not receive the next dividend payment. If you purchase before the ex-dividend date, you will receive the dividend.)
     Statements in this release that are not historical are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including those described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K which is incorporated herein by reference and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.
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